Exhibit 99.1

PROTECTION ONE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Company’s accomplishments include merger with IASG and growth in commercial RMR

Company to conduct conference call to review results today at 10 a.m. Eastern time

LAWRENCE, Kan., March.19, 2008 — Protection One, Inc. (NASDAQ: PONE), one of the leading providers of security monitoring services in the United States, filed its 2007 annual report on Form 10-K with the SEC on Monday.  As previously reported, Protection One (the “Company”) completed its merger (“Merger”) with Integrated Alarm Services Group, Inc. (“IASG”) on April 2, 2007, thus the results described below for 2007 include the performance of IASG since the Merger date while results for 2006 reflect the performance of only Protection One and do not include IASG.  All comparisons are to the quarter or year ended December 31, 2006 unless otherwise indicated.

With significant contributions from the Merger, total revenue in the fourth quarter of 2007 increased by 33.9% to $92.5 million and increased by 28.6% to $347.9 million for the annual period ending December 31, 2007.  Both the fourth quarter and full year results reflect higher interest expense and non-cash amortization expense.  As a result, fourth quarter 2007 net loss was $(10.2) million, or $(0.40) per share, compared to a net loss of $(4.7) million, or $(0.26) per share in 2006, while net loss for full year 2007 was $(32.2) million, or $(1.37) per share, compared to a net loss of $(17.4) million, or $(0.95) per share in 2006.  Adjusted EBITDA of $27.5 million in the fourth quarter of 2007 increased 31.0% compared to $21.0 million in the same period of 2006 contributing to a 27.6% increase in full year adjusted EBITDA to $107.4 million in 2007 from $84.2 million in 2006.

Richard Ginsburg, Protection One’s president and chief executive officer, commented, “The results we are reporting today reflect progress executing key elements of our business plan.  We have completed most of the major cost reducing integration initiatives related to the Merger.  We expect to complete upgrading and integrating our Wholesale segment’s national monitoring platform to one networked system by the end of the second quarter which should yield opportunities to further differentiate our wholesale services while reducing costs.  Building on our considerable success increasing retail RMR additions in 2007, we plan to invest in 2008 to raise awareness of the Protection One brand and to drive growth from national accounts and from targeted commercial and residential segments. Although the slowing economy has the potential to impact the security market in general, we have been and will continue to be disciplined in competing in the sectors in which we believe we have the best chance of success.  We are also actively engaged in assessing and developing new alliance relationships with partners that value our fully integrated national and regional service platform.   Finally, we are very focused on reducing attrition in the acquired IASG base and serving legacy Protection One customers well in order to ensure that they remain customers even during these challenging economic times.”

Adjusted EBITDA, Recurring Monthly Revenue (“RMR”) and net debt, as described in this release, are all non-GAAP financial measures and are described in greater detail in the attached schedules.  For a reconciliation of these non-GAAP measures, see the attached schedules.

Segment Results

Retail

The Company’s Retail segment sells, installs, monitors and maintains electronic security and life safety systems directly for residential and commercial customers.  As of December 31, 2007, the Company served approximately 603,000 retail customers, generating approximately $20.6 million RMR which is up from $16.4 million at the end of the prior year.

Driven by the retail customers acquired in the Merger and an increase in commercial outright sales of installed security systems, total Retail segment revenue in the fourth quarter of 2007 increased 25.8% to $72.7 million, and monitoring and related services revenue increased 25.5%.  Excluding the impact of the Merger, monitoring and related services revenue would have increased by an estimated 2.0% in the fourth quarter due to lower attrition and continued growth in RMR additions.   Segment

revenue for the full year increased to $277.5 million, up 23.3% from 2006, which is also largely a result of the Merger.

Monitoring and service costs as a percentage of monitoring and service revenue was consistent at approximately 30% during the 2007 and 2006 fourth quarters principally due to field service synergies from the Merger mitigated by the increasing percentage of residential customers with lower-margin enhanced services, such as cellular back-up, and the continued focus on growth of the commercial customer base.

Retail’s operating loss in the fourth quarter of 2007 of $0.1 million, compared to income of $2.4 million in 2006, reflects Merger-related costs of $0.7 million as well as a $5.7 million increase, or 68.7%, in amortization of intangibles and depreciation expense.

For the 2007 annual period, Retail operating income was $4.7 million, compared to $7.3 million in 2006, and also reflects Merger-related costs of $4.3 million as well as a $15.1 million increase, or 43.7%, in amortization of intangibles and depreciation expense.  The 2006 annual period includes $4.5 million of recapitalization costs.

The Company was able to add a total of $0.6 million Retail RMR in the fourth quarter and $2.4 million Retail RMR in the full year (excluding the Merger), representing increases of 14.3% and 11.9% compared to year earlier periods.  All but $32,000 from account purchases was created through internal efforts.

The Company increased commercial RMR additions by 40.7% in the fourth quarter with the help of resources acquired in the Merger. Overall, commercial additions in the fourth quarter comprised 47.1% of total internal RMR additions, up from 38.3% one year ago.  The Company ended the year with $5.8 million of commercial RMR, an increase of 45.8% compared to commercial RMR at the end of 2006.  Commercial RMR comprised 27.9% of total Retail RMR on December 31, 2007 compared to 24.0% one year earlier.

The Company’s Retail unit incurred costs (both expensed and deferred) totaling $15.7 million creating and acquiring RMR in the fourth quarter and $59.4 million in full year 2007, both up 3.7% compared to the comparable periods of 2006.

Higher attrition on the acquired IASG retail portfolio compared to the legacy Protection One portfolio caused retail gross attrition in 2007 to increase.  Retail gross attrition in the quarter was 13.3% compared to 11.6% in 2006 and was 13.2% during 2007, up from 12.5% in the prior year.  Retail gross attrition on the legacy Protection One portfolio improved to 11.8% during 2007 from 12.5% in 2006.  Retail attrition net of resigns in the quarter was 11.7% compared to 9.5% in 2006 and was 11.3% during 2007, up from 10.2% in the prior year.  With the increase in Retail RMR additions augmented by price increases, the Company was able to maintain Retail RMR during the fourth quarter of 2007.  The increase in RMR at December 31, 2007 compared to December 31, 2006 is largely attributable to the Merger.

Wholesale

The Company’s Wholesale business contracts with independent security alarm dealers nationwide to provide alarm system monitoring services to residential and business customers.  As of December 31, 2007, this unit served approximately 4,800 dealers by monitoring approximately 865,000 homes and businesses on their behalf.  These relationships provided approximately $3.6 million RMR which is up significantly from the prior year-end RMR of $1.0 million as a result of the Merger.  The combination of CMS, Protection One’s pre-Merger wholesale subsidiary, and Criticom, IASG’s legacy wholesale operation, is known as Criticom Monitoring Services (or CMS).

Total revenue in the fourth quarter of 2007 increased to $12.0 million, up from $2.9 million one year ago, when revenue was comprised solely of results from Protection One’s pre-Merger wholesale monitoring subsidiary.  Wholesale revenue for 2007 increased $26.9 million to $38.0 million which is primarily a result of the IASG wholesale operations acquired with the Merger.  Excluding the impact of the Merger, revenue increased by 9.5% due to internally generated RMR, principally from additional RMR from wholesale customers acquired in the Merger.

The Wholesale reporting unit realized operating income of $1.1 million compared to $0.6 million in 2006 as the percentage growth in monitoring revenues exceeded the relative increases in selling, general and administrative expenses and amortization of intangibles and depreciation expense directly related to the Merger.  On a full year basis, Wholesale operating income increased to $4.1 million in 2007 from $2.1 million in 2006.

Wholesale added $233,000 RMR during the fourth quarter compared to $70,000 RMR added one year ago as a result of the combination with Criticom, which was almost three times the size of the Company’s wholesale business prior to the Merger.  For the full 2007 fiscal year, Wholesale was able to add $803,000 RMR compared to $245,000 RMR during the prior annual period.  The Wholesale unit incurred costs (both expensed and deferred) totaling $0.5 million and $1.4 million in the fourth quarter and full year 2007, compared to $69,000 and $270,000 in 2006.

Wholesale RMR attrition in the quarter was 21.8%, up from 16.5% in 2006.  During 2007, RMR attrition was 22.6% compared to 16.5% last year.  The current period’s results are consistent with wholesale attrition previously recorded by IASG’s Criticom operation.  To a much greater extent than Retail, Wholesale attrition can be affected significantly by the decisions of its largest customers.

Multifamily

The Company’s Multifamily reporting unit provides monitoring and maintenance of electronic security systems for tenants of multifamily residences under long-term contracts with building owners and managers.  As of December 31, 2007, Multifamily had $2.5 million of RMR arising from approximately 278,000 units in more than 1,600 rental properties in 485 cities.

Multifamily revenue decreased on a quarterly and annual basis for 2007 compared to 2006 due to lower average RMR. Monitoring and related services revenue declined 4.5% and 5.8% for the quarter and annual period.  As a result, Multifamily operating income declined to $1.4 million from $2.2 million for the quarter.  Operating income for full year 2007 decreased to $6.6 million from $9.7 million in 2006.

Multifamily added $25,000 RMR and $86,000 RMR in the fourth quarter and full year 2007, compared to $56,000 RMR and $151,000 RMR in the comparable periods of 2006.  The Multifamily unit incurred costs (both expensed and deferred) totaling $1.3 million creating RMR in the fourth quarter and $4.9 million in full year 2007, down 26.0% in the fourth quarter and up 11.2% for the year compared to investments in 2006.

Multifamily RMR cancels decreased significantly due to continued emphasis on customer renewals and upgrades during the quarter and resulted in attrition of 9.0% compared to 21.2% last year.  As a result, RMR attrition for all of 2007 improved to 10.6% from 13.9% in 2006.  Combined with modest RMR additions, the net decrease in RMR for the quarter was only $19,000 and $133,000 for the year.  Multifamily entered 2008 with the largest backlog of sold but uninstalled units in more than three years.

Recurring Monthly Revenue

Total Company RMR as of December 31, 2007 was $26.7 million, up from $20.0 million as of December 31, 2006.  Excluding the impact of the Merger, the Company estimates that RMR at December 31, 2007 would have improved slightly over RMR at December 31, 2006.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of RMR to reported revenue.

Net Debt

The Company’s cash and equivalents as of December 31, 2007 were $41.0 million compared to $24.6 million at December 31, 2006.

The Company’s total debt and capital leases, excluding debt discounts and premiums, as of December 31, 2007 was $526.0 million, compared to $410.8 million as of December 31, 2006.  The increase arises from debt assumed in connection with the Merger.

On March 14, 2008, the Company borrowed approximately $110.3 million under a new unsecured term loan facility to allow it to redeem all of the Senior Subordinated Notes.  Using the proceeds from the Unsecured Term Loan and available cash on hand, the Company deposited with the Trustee an amount sufficient to redeem all of the Senior Subordinated Notes.  Accordingly, the Company’s obligations under the Senior Subordinated Notes Indenture were satisfied and discharged effective March 14, 2008.

The new instrument carries an interest rate of Prime + 11.5% and can be retired at par after one year.  Principal is due in 2013. Based on current interest rate forecasts, the Company expects that its cash interest expense in 2008 will not be significantly higher than its cash interest expense in 2007 (on a pro forma basis assuming the Merger occurred on January 1, 2007).  The earliest scheduled maturity of the Company’s three credit instruments is now November 2011.

Net debt as of December 31, 2007 was $485.0 million compared to $386.2 million at December 31, 2006.  While not included in net debt, the Company also has notes receivable due from its Wholesale dealers of approximately $5.9 million as of December 31, 2007.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of net debt to reported debt and cash and equivalents.

Shares Outstanding

The Company had 25,306,913 weighted average number of shares outstanding in the fourth quarter of 2007 compared to 18,239,953 in the fourth quarter of 2006.

Conference Call and Webcast

    Protection One will host a conference call and audio webcast today at 10:00 a.m. Eastern time to review these results. The call may be accessed by dialing (877) 397-0250 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 8114857.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until April 2, 2008. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 8114857.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels and debt service capacity.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com. (PONENR)

PROTECTION ONE, INC.

and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2007	2006	2007	2006
Revenue
Monitoring & related services	$83,296	$61,899	$313,330	$247,370
Other	9,247	7,207	34,541	23,182
Total revenue	92,543	69,106	347,871	270,552

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	28,185	18,648	99,835	71,823
Other	10,655	8,776	40,870	29,564
Total cost of revenue (exclusive of amortization and depreciation shown below)	38,840	27,424	140,705	101,387

Selling expenses	12,725	10,946	47,552	41,003

General & administrative (exclusive of $3.2 million of compensation costs included in recapitalization and corporate consolidation costs in 2006)	20,160	15,336	77,846	62,913
Merger related costs	741	—	4,344	—
Recapitalization and corporate consolidation costs	—	—	—	4,472
Amortization and depreciation	17,677	10,141	62,064	41,667
Total operating expenses	51,303	36,423	191,806	150,055
Operating income (loss)	2,400	5,259	15,360	19,110

Other expense (income)
Interest expense	13,077	10,005	49,486	37,412
Interest income	(569)	(455)	(2,509)	(1,512)
Other	(23)	(27)	(90)	(52)
Total other expense	12,485	9,523	46,887	35,848
Loss before income taxes	(10,085)	(4,264)	(31,527)	(16,738)

Income tax expense	111	432	713	667
Net loss	$(10,196)	$(4,696)	$(32,240)	$(17,405)

Other comprehensive loss, net of tax
Unrealized loss on interest rate caps	(88)	(125)	(212)	(211)
Comprehensive loss	$(10,284)	$(4,821)	$(32,452)	$(17,616)

Basic and diluted net loss per common share (a)	$(0.40)	$(0.26)	$(1.37)	$(0.95)

Weighted average common shares outstanding	25,307	18,240	23,525	18,233

(a) - Options are not included in the computation of diluted earnings per share because to do so would have been antidilutive for each of the periods presented.

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2007	2006	2007	2006
Segment Information

Retail
Revenue
Monitoring & related services	$63,714	$50,770	$243,963	$202,355
Other	8,950	7,009	33,527	22,684
Total revenue	72,664	57,779	277,490	225,039

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	19,324	15,263	72,526	58,551
Other	10,062	8,264	38,367	27,956
Total cost of revenue (exclusive of amortization and depreciation shown below)	29,386	23,527	110,893	86,507

Selling expenses	11,880	10,399	44,698	38,684
General & administrative (exclusive of $3.2 million of compensation costs included in recapitalization costs in 2006)	16,701	13,084	63,359	53,617
Merger related costs	741	—	4,344	—
Recapitalization costs	—	—	—	4,452
Amortization of intangibles and depreciation expense	14,088	8,352	49,501	34,443
Total operating expenses	43,410	31,835	161,902	131,196

Operating income	$(132)	$2,417	$4,695	$7,336
Operating margin	-0.2%	4.2%	1.7%	3.3%

Wholesale
Revenue
Monitoring & related services	$11,709	$2,883	$37,432	$11,117
Other	245	—	546	—
Total revenue	11,954	2,883	37,978	11,117

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	6,885	1,394	19,599	5,589
Other	—	—	—	—
Total cost of revenue (exclusive of amortization and depreciation shown below)	6,885	1,394	19,599	5,589

Selling expenses	468	69	1,430	270
General & administrative expense	1,417	588	6,574	2,357
Amortization of intangibles and depreciation expense	2,044	197	6,274	795
Total operating expenses	3,929	854	14,278	3,422

Operating income	$1,140	$635	$4,101	$2,106
Operating margin	9.5%	22.0%	10.8%	18.9%

Multifamily
Revenue
Monitoring & related services	$7,873	$8,246	$31,935	$33,898
Other	52	198	468	498
Total revenue	7,925	8,444	32,403	34,396

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	1,975	1,991	7,710	7,683
Other	593	513	2,503	1,610
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,568	2,504	10,213	9,293

Selling expenses	377	479	1,424	2,050
General & administrative expense	2,042	1,664	7,913	6,939
Consolidation costs	—	—	—	20
Amortization of intangibles and depreciation expense	1,545	1,593	6,289	6,429
Total operating expenses	3,964	3,736	15,626	15,438

Operating income	$1,393	$2,204	$6,564	$9,665
Operating margin	17.6%	26.1%	20.3%	28.1%

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2007	2006	2007	2006
Supplemental Financial Information

FAS 123(R) Expense in G&A
Retail	$341	$264	$1,469	$1,408
Wholesale	—	—	—	—
Multifamily	—	—	—	—
FAS 123R expense in G&A	341	264	1,469	1,408

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$5,752	$4,995	$22,223	$16,621
Wholesale	—	—	—	—
Multifamily	553	302	1,952	952
Amort. of deferred costs in excess of amort. of deferred rev.	6,305	5,297	24,175	17,573

Investment in New Accounts and Rental Equipment, Net
Retail	$8,481	$8,464	$32,128	$30,014
Wholesale	—	—	—	—
Multifamily	932	1,261	3,407	2,211
Investment in new accounts and rental equipment, net	9,413	9,725	35,535	32,225

Property Additions, Exclusive of Rental Equipment
Retail	$1,577	$2,473	$7,743	$7,218
Wholesale	3,237	28	3,782	90
Multifamily	117	324	383	510
Property additions, exclusive of rental equipment	4,931	2,825	11,908	7,818

PROTECT ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2007	2006	2007	2006
Supplemental Financial Information (Non-GAAP)

Recurring Monthly Revenue (RMR)	$26,706	$19,988	$26,706	$19,988

RMR Rollforward - Retail
Beginning RMR	$20,591	$16,342	$16,429	$16,229
RMR additions from direct sales	599	526	2,331	2,111
Additions from the Merger	—	—	4,133	—
RMR additions from account purchases	2	—	32	—
RMR losses	(688)	(476)	(2,514)	(2,023)
Price changes and other	124	37	217	112
Ending RMR	$20,628	$16,429	$20,628	$16,429

RMR Rollforward - Wholesale
Beginning RMR	$3,578	$932	$963	$920
RMR additions from direct sales	233	70	803	245
Additions from the Merger	—	—	2,549	—
RMR additions from account purchases	—	—	—	—
RMR losses	(196)	(38)	(661)	(155)
Price changes and other	—	(1)	(39)	(47)
Ending RMR	$3,615	$963	$3,615	$963

RMR Rollforward - Multifamily
Beginning RMR	$2,482	$2,656	$2,596	$2,724
RMR additions from direct sales	25	56	86	151
Additions from the Merger	—	—	—	—
RMR additions from account purchases	—	—	—	—
RMR losses	(56)	(139)	(216)	(311)
Price changes and other	12	23	(3)	32
Ending RMR	$2,463	$2,596	$2,463	$2,596

RMR Rollforward - Consolidated
Beginning RMR	$26,651	$19,930	$19,988	$19,873
RMR additions from direct sales	857	652	3,220	2,507
Additions from the Merger	—	—	6,682	—
RMR additions from account purchases	2	—	32	—
RMR losses	(940)	(653)	(3,391)	(2,489)
Price changes and other	136	59	175	97
Ending RMR	$26,706	$19,988	$26,706	$19,988

	Annualized Three Months		Twelve Months
RMR Attrition	Ended December 31,		Ended December 31,
	2007	2006	2007	2006

RMR Attrition - Gross
Retail	13.3%	11.6%	13.2%	12.5%
Wholesale	21.8%	16.5%	22.6%	16.5%
Multifamily	9.0%	21.2%	10.6%	13.9%

RMR Attrition - Net of New Owners
Retail	11.7%	9.5%	11.3%	10.2%

	December 31,	December 31,
Customer Sites	2007	2006

Retail Customer Sites	602,519	506,688

Wholesale Customer Sites	865,163	194,185

Multifamily Customer Sites	277,743	293,139

PROTECTION ONE, INC.

and Subsidiaries

Non-GAAP Reconciliations

(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2007	2006	2007	2006

RMR at December 31	$26.7	$20.0	$26.7	$20.0
Amounts excluded from RMR:
Amortization of deferred revenue	$1.0	$0.8	$1.0	$0.8
Other revenue (a)	$3.0	$1.9	$3.0	$1.9
Revenue (GAAP basis)
December	$30.7	$22.7	$30.7	$22.7
October - November	$61.8	$46.4	—	—
January - November	—	—	$317.2	$247.9
Total period revenue	$92.5	$69.1	$347.9	$270.6

(a) Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported loss before income taxes follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2007	2006	2007	2006

Loss before income taxes	$(10,085)	$(4,264)	$(31,527)	$(16,738)
Plus:
Interest expense, net	12,508	9,550	46,977	35,900
Amortization and depreciation expense	17,677	10,141	62,064	41,667
Amort. of deferred costs in excess of amort. of deferred revenue	6,305	5,297	24,175	17,573
Stock based compensation expense	341	264	1,469	1,408
Merger related costs	741	—	4,344	—
Recapitalization and corporate consolidation costs	—	—	—	4,472
Less:
Other (income) expense	(23)	(27)	(90)	(52)
	$27,464	$20,961	$107,412	$84,230

Adjusted EBITDA is used by management in evaluating segment performance and allocating resources, and management believes it is used by many analysts following the security industry.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as loss before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company.  See the table above for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  Management believes the presentation of non-GAAP financial measures such as Adjusted EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.

Net Debt reconciled to GAAP measures

	December 31,	December 31,
(in thousands)	2007	2006

Senior credit facility, maturing March 31, 2012, variable	$294,750	$297,750
Senior secured notes, maturing November 2011, fixed 12.00%, face value	115,345	—
Senior subordinated notes, maturing January 2009, fixed 8.125%, face value	110,340	110,340
Capital leases	5,599	2,759
	$526,034	$410,849

Less cash and cash equivalents	(40,999)	(24,600)
Net Debt	$485,035	$386,249

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage.  This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-K for the period ended December 31, 2007.